Exhibit 99.1

September 22, 2016

Petrolia Energy (BBLS) Acquires
Additional Interest in Permian Basin Oil
and Gas Property for $350,000

HOUSTON, TX -- (Marketwired) -- 09/22/16 -- Petrolia Energy Corporation (OTCQB: BBLS) ("Petrolia" or the "Company") has entered into a definitive agreement with Whistler Ventures, LLC to acquire a 25% working interest position in Twin Lakes San Andres Unit, a long producing oil and gas property in the Permian Basin.

Whistler will divest its position in the field by acquiring 3,500,000 shares in Petrolia Energy, for an aggregate purchase price of approximately $350,000, subject to customary purchase price adjustments.

The Acquisition property, which is located in Chaves County, NM, will further broaden the Company's exploration and production footprint in the Northwest Shelf of the Permian Basin. The Acquisition advances Petrolia's strategy of acquiring, developing and producing oil and gas from resource plays in its core operating areas and expanding into areas where it can capitalize on its operating and technical expertise.

Acquisition Highlights:

•	Located 35 miles northeast of Roswell, NM
•	Approximately 4860 gross acres in Chavez County, NM
•	100% of acreage is held by production to base of San Andres formation
•	The San Andres formation is part of the Northwestern Shelf of the Permian Basin
•	25% working interest to be added to the Petrolia's existing 15% working interest position
•	3.5 million shares being issued to Whistler, in a share-based transaction, with an aggregate value of $350,000
•	Net proved reserves, based on internal estimates, of approximately 2.56 million barrels of oil equivalent (MMBoe)

"The Acquisition adds significant inventory to our asset base and broadens our footprint in a world-class crude oil basin," commented Zel C. Khan, President and CEO of Petrolia Energy. "We believe increasing our position in our existing assets, will enhance our crude oil production growth and maximize our operating efficiency."

The transaction closed on September 21, 2016, subject to customary closing conditions, with an effective date of September 1, 2016.

For additional information, please refer to Petrolia's filings with the SEC, which can be accessed on our website at www.petroliaenergy.com.

About Petrolia Energy Corporation

Petrolia Energy Corporation is headquartered in Houston, Texas, the energy capital of the world. With over 80 years of operational and management experience throughout the energy industry, the Company explores oil and gas development opportunities. Petrolia Energy's core focus is on the utilization of new technology as well as the implementation of its own proprietary technologies in order to improve the recoverability of existing oil fields.

Petrolia Energy Corporation's team of experts has an outstanding record of converting oil fields into compliant, producing, and profitable entities. Petrolia Energy Corporation is committed to achieving these results by being a good neighbor and partner in the communities in which we operate. This can only be achieved long term with regulatory compliant operations that embrace the concepts of environmental stewardship.

As excellent stewards to the environment, our goal is to improve the environment; both on the field and in the surrounding communities we serve. We firmly believe we can maximize a field's profitability for our shareholders while protecting the environment and enhancing the community.

Forward-looking Statements

Certain information in this press release constitutes forward-looking statements within the meaning of applicable securities laws, including, but not limited to, statements regarding well production, use of proceeds, future drilling, operating expenses, and additional funding. Any statement that does not contain a historical fact may be deemed to be a forward-looking statement. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "should," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "potential," or "continue," the negative of such terms, or other comparable terminology, although not all forward-looking statements contain such identifying words.

Forward-looking statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the Company's control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Such assumptions, risks, and uncertainties include, among others, those associated with exploration activities, oil and gas production, marketing and transportation, costs of operations, loss of markets, volatility of oil and gas prices, reserve and future production estimates, environmental risks, competition, inability to access sufficient capital from internal and external sources, general economic conditions, litigation, and changes in regulation and legislation. Readers are cautioned that the foregoing list is not exhaustive.

Additional information on these and other factors that could affect Petrolia's operations or financial results is available by contacting Petrolia. The forward-looking statements contained in this press release are made as of the date of this press release, and Petrolia does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events, or otherwise, except as expressly required by applicable law.

Petrolia Energy Corporation (OTCQB: BBLS) trades on the OTCQB Venture Market for early stage and developing U.S. and international companies. Companies are current in their reporting and undergo an annual verification and management certification process. Investors can find Real-Time quotes and market information for the company onwww.otcmarkets.com.

For more Information contact:
Media Contact:
Press@PetroliaEnergy.com

Investor Relations Contact:
IR@PetroliaEnergy.com
www.PetroliaEnergy.com

Source: Petrolia Energy Corporation